EXHIBIT 10.8(c)

To:	Dr. Ronald Warner

From:	Dean Mitchell

Regarding:	Employment Terms

Date:	September 1, 2008
This memo confirms your employment as Executive Vice President and Chief Scientific Officer of Alpharma Inc. (“Alpharma” or the “Company”), reporting to me.
The terms of your employment are listed below and in the plan documents for each of the compensation and benefits programs available to you. (In the event of any inconsistency between this memo and the plan documents, as may be amended from time to time, the plan documents will govern).
Effective Date: September 1, 2008.
Annual Base Salary: Your annual base salary shall continue at your current rate of $441,000/year.
Executive Allowance: Your executive allowance will remain at $28,600 per year, paid bi-weekly.
Short Term Incentive Plan (STIP): Your target bonus will remain at 50% of your base salary.
Severance Plan and Change of Control Plan:
You will be eligible for benefits under Alpharma’s Severance and Change of Control Plans (the “Plans”) as a member of my Leadership Team. Subject to all of the terms of the Plans and applicable laws: (a) the Severance Plan provides for 18 months of base salary and bonus should your employment be terminated by the Company for any reason other than “for Cause” (as such term is defined therein); and (b) the Change of Control Plan provides for an additional 12 months of base salary and bonus (30 months total) should certain changes to the Company’s ownership structure occur and, during the two-year period following such change, you are subject to an Involuntary Termination or Constructive Termination (as such terms are defined therein). Please consult the Plans for a description of other benefits to be provided to you in the event of a covered termination of your employment.
Life and Accident Insurance Benefits:
Your Basic Life Insurance and your Basic Accidental Death & Dismemberment Insurance coverages will continue at three times your base annual salary, rounded to the next highest $1,000. The maximum benefit for each of these insurance coverages is $1,000,000. For complete details, please visit www.alpharma.com/benefits.
Other Benefits:
You will be provided with an annual paid vacation of 20 days per calendar year, accrued in accordance with our vacation policy. You will also continue to be given 12 holidays each calendar year (4 of which were designated as floating holidays in 2008). All vacation days and floating holidays must be taken in accordance with the Company’s vacation policy, as is in effect from time to time.
Entire Agreement:
You acknowledge and agree that this memo sets forth your compensation in full, and there are no other agreements, arrangements or commitments regarding your compensation or employment that are not superseded by this memo, with the exception of: (a) the Company’s health and benefit plans that are available to all employees at your level, (b) any confidentiality and assignment of intellectual property undertakings signed by you, and (c) that certain letter agreement between you and the Company dated January 3, 2008 regarding certain health benefits, which is attached hereto as Exhibit A, and which is hereby amended as set forth on Exhibit A. For the avoidance of doubt, you acknowledge and agree that the following employment-related agreements between you and the Company are hereby terminated and of no further force or effect: Agreement dated November 6, 2002, Agreement dated February 26, 2003 and Agreement dated December 12, 2005.
At-Will Employment / Confidentiality:
Please note that this memo is not a promise or offer of continued employment by the Company, and does not change the “at will” status of your employment with Alpharma. We also remind you that the confidentiality and assignment of intellectual property undertakings you executed when you joined Alpharma remain in full force and effect.
On behalf of the Leadership Team, I would like to thank you for all of your dedication and hard work. We look forward to your continued contributions at Alpharma. Please execute below to acknowledge and accept the terms of your position, and return your signed acceptance to me.
Sincerely,

/s/ Dean Mitchell

Dean Mitchell

/s/ Ronald Warner

Name:	Dr. Ronald Warner
Date:	September 1, 2008

Exhibit A
See Attached Letter Agreement dated January 3, 2008
The reference in the attached Letter Agreement dated January 3, 2008 to the "’Special Severance Arrangement’ contained in the letter agreement between you and the Company, dated December 12, 2005” shall instead refer to the benefits available to you under the Company’s Severance Plan or Change in Control Plan.

January 3, 2008
Dr. Ronald N. Warner
349 Grandview Road
Skillman, NJ 08558
Dear Ron:
     By this letter Alpharma Inc. (the “Company”) desires to clarify for you the Company’s general policy, and by this letter obligate the Company to follow the this general policy as set forth below, with respect to the termination of coverage for you and your dependants under the Company’s Medical Plan (the “Medical Plan”):
If you cease being an active employee due to an Injury or Sickness (as those terms are defined in the Medical Plan), your medical insurance will be continued (upon the same terms and conditions then generally applicable to active employees of the Company or its successor) for a maximum of 30 months while you remain eligible to participate in either the Short Term or Long Term Disability Plans of the Company as a result of the same Injury or Sickness that caused you to cease being an active employee. However, this coverage shall not continue past the date the Company or its successor cancels its Medical Plan and any successor plan or plans as it applies generally to its employees or the employees of any successor to the company.

In the event of a cessation of active employment after which you are entitled to continue to participate in the Medical Plan (or any successor plan or plans), which specifically includes a cessation of employment under the terms of the preceding paragraph or pursuant to the terms of the “Special Severance Arrangement” contained in the letter agreement between you and the Company, dated December 12, 2005, the “qualifying event” for purposes of your ability to elect COBRA continuation coverage under the Medical Plan (or any successor plan or plans) will be the cessation of your participation in the Medical Plan (or any successor plan or plans) and at such time you will be able to continue your coverage under the Medical Plan (or any successor plan or plans) pursuant to COBRA.
     This letter, and the obligations set forth herein, shall be binding upon, and inure to the benefit of, the parties hereto, any successors or assigns of the Company and your heirs or personal representatives. If the Company consolidates with or merges into or sells all or substantially all of its assets to another corporation, partnership or other entity or person, the successor corporation, partnership or other entity or person shall become obligated to perform all of the terms and conditions set forth herein.
     This letter shall not alter or effect the other provisions of your employment as presently in effect.
     This letter may not be modified, amended or waived in any manner except by an instrument in writing signed by both you and the Company. The terms of this letter shall governed by and construed in accordance with New Jersey law (regardless of the laws that might otherwise govern under applicable New Jersey principles of conflicts of law).

Very truly yours,

Alpharma Inc.

By:	/s/ Peter Watts